Free Writing Prospectus

Filed on May 20, 2013 Pursuant to Rule 433

Registration Statement No. 333-167886

KIMBERLY-CLARK CORPORATION

$250,000,000 Floating Rate Notes due May 15, 2016

$350,000,000 2.400% Notes due June 1, 2023

$250,000,000 3.700% Notes due June 1, 2043

PRICING TERM SHEET

Floating Rate Notes due May 15, 2016

Dated May 20, 2013

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$250,000,000

Maturity Date:	May 15, 2016

Reference Benchmark:	3-month LIBOR (Reuters LIBOR01)

Spread to Reference Benchmark:	0.120%

Interest Payment Dates:	Quarterly on the 15th day of February, May, August and November, commencing August 15, 2013

Interest Record Dates:	The 1st day of February, May, August and November

Price to Public:	100.000% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$249,375,000

Optional Redemption:	The 2016 floating rate notes will not be redeemable prior to maturity.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2016 floating rate notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	May 23, 2013 (T+3)

CUSIP:	494368 BK8

ISIN:	US494368BK89

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC

2.400% Notes due June 1, 2023

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$350,000,000

Maturity Date:	June 1, 2023

Coupon:	2.400%

Interest Payment Dates:	Semi-annually on the 1st day of June and December, commencing December 1, 2013

Interest Record Dates:	The 15th day of May and November

Price to Public:	97.760% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$340,585,000

Benchmark Treasury:	1.750% due May 15, 2023

Benchmark Treasury Yield:	1.956%

Spread to Benchmark Treasury:	+70 bps

Yield to Maturity:	2.656%

Optional Redemption:

The 2023 Notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 10 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2023 notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	May 23, 2013 (T+3)

CUSIP:	494368 BJ1

ISIN:	US494368BJ17

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC

3.700% Notes due June 1, 2043

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$250,000,000

Maturity Date:	June 1, 2043

Coupon:	3.700%

Interest Payment Dates:	Semi-annually on the 1st day of June and December, commencing December 1, 2013

Interest Record Dates:	The 15th day of May and November

Price to Public:	95.440% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$236,412,500

Benchmark Treasury:	3.125% due February 15, 2043

Benchmark Treasury Yield:	3.161%

Spread to Benchmark Treasury:	+80 bps

Yield to Maturity:	3.961%

Optional Redemption:

The 2043 Notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2043 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2043 notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	May 23, 2013 (T+3)

CUSIP:	494368 BL6

ISIN:	US494368BL62

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC

The issuer has filed a registration statement (No. 333-167886) (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read each of these documents and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 800-831-9146, Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533 or Morgan Stanley & Co. LLC toll-free at 866-718-1649.